                                                                 Exhibit 10.10

CERTAIN INFORMATION HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

                                  NOVATION

     This agreement is made on the first day of January, 1989 (the "Effective Date"), by and between the BOARD OF REGENTS OF THE UNIVERSITY OF NEBRASKA, a public body corporate of the State of Nebraska, having a place of business at Varner Hall, 3835 Holdrege Street, Lincoln, Nebraska (hereinafter referred to as "Board"), FINNISH SUGAR CO., LTD., a corporation organized and existing under the laws of Finland, with a principal place of business at Kyllinkinportti 2, Helsinki, Finland (hereinafter referred to as "Finnsugar") and BIO NEBRASKA, INC., a corporation of the State of Nebraska (hereinafter referred to as "BioNebraska").

                            W I T N E S S E T H

     WHEREAS, Fred W. Wagner, William Lewis, Sheldon M. Schuster and Dwane E. Wylie of the University of Nebraska (hereinafter referred to as Inventors) have developed, while employed by the Board, certain technology, which is believed by the parties hereto to be novel and useful (hereinafter referred to as Inventions) relating to: (1) products and techniques for the detection of heavy metals; (2) modification of carboxy terminus for immobilization of antibodies including the immobilization of gamma ray emitting compounds with antibodies; (3) cloning of chicken egg white lysozyme; (4) purification of synthetic oligonucleotides and synthetic peptides by antigenic capping; and
(5) mutants of ASPERGILLUS NIGER.

     WHEREAS, the Board, BioNebraska and Finnsugar desire that the Inventors continue their work on the novel and useful technology referred to above and to further enhance the existing techniques and methods with further proprietary techniques and methods.

     WHEREAS, the Board and Finnsugar entered into a cooperative agreement dated January 9, 1986 , ("the Cooperative Agreement") providing for certain sponsored research and disposition of rights to inventions, including the first two Inventions listed above which were made in the course of that sponsored research and identified as resulting from an approved Task under the Cooperative Agreement.

     WHEREAS, Finnsugar does not wish to obtain the right of first refusal to the first two inventions mentioned above made using the results of research covered by an approved Task under the Cooperative Agreement but instead wishes Board to transfer an exclusive license to Finnsugar under Inventions funded as approved Tasks by the Cooperative Agreement and also wishes an exclusive license under the Inventions mentioned above but not developed as approved Tasks with the express condition as to all Inventions that Finnsugar transfer all of its rights to Inventions to BioNebraska as part consideration for stock in BioNebraska.

     WHEREAS, BioNebraska is expected to: (a) do contract research; (b) transfer rights to others to manufacture; and (c) manufacture and sell products itself related to at least some of the Inventions.

     WHEREAS, BioNebraska wishes to obtain an exclusive license under said Inventions.

     NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements contained herein, the parties agree as follows:

                                 ARTICLE I
                     TABLE OF CONTENTS AND DEFINITIONS

     Section 1  Table of Contents


     a.   Parties                                 page 1

     b.   Purposes                                pages 1 to 3

     c.   Table of Contents                       pages 4 to 5

     d.   Definitions                             pages 5 to 9

     e.   University of Nebraska Inventions       page 5

     f.   Covered Products                        pages 5 to 6

     g.   Covered Process                         page 6

     h.   Net Selling Price                       pages 7 to 8

     i.   Fair Market Value                       page 8

     j.   Finnsugar                               page 8

     k.   Accrued Royalties                       page 9

     l.   Paid Royalties                          page 9

     m.   Reimbursable Royalties                  pages 8 to 9

     n.   Scope of Grant                          pages 9 to 10

     o.   Transfer of Rights                      pages 9 to 10

     p.   Filing of Applications                  pages 11 to 12

                                      2

     q.   Royalties                               pages 12 to 18

     r.   Reporting                               pages 16 to 17

     s.   Limitations on Grant                    pages 17 to 18
          (Diligence Requirements)

     t.   Funds for Research                      page 20

     u.   Commercialization                       page 18

     v.   Minimums                                pages 17 to 18

     w.   Term                                    pages 18 to 19

     x.   Termination                             pages 19 to 20

     y.   Past agreements                         page 20

     z.   Warranties and Use of Names             pages 20 to 21 and 22

     aa.  Notices                                 pages 21 to 22

     ab.  Force Majeure                           page 23

     ac.  Modification of Agreement               page 23

     ad.  severability                            pages 23 to 24

     ae.  Signatures                              page 25


     Section 2.  Definitions

     As used in this license:

     1. "University of Nebraska Inventions" means Inventions owned by Board which Board has the right to license and/or assign and only of the scope and to the extent that Board has the right to license and/or assign them.

     2. "Covered Products" means Products incorporating or requiring the use of or being specifically designed for using or being made using any of the University of Nebraska Inventions either: (a) made by or for BioNebraska or any of its subsidiaries or affiliated companies; or (b) used, leased or sold by BioNebraska or any of its subsidiaries or affiliated companies.

     3. "Covered Process" means any process using said University of Nebraska Inventions as an integral part thereof to make and use said Covered Products.

     4. "Licensed Products" means Products incorporating or requiring the use of or being specifically designed for using or being made using any of the University of Nebraska Inventions either: (a) made by or for BioNebraska or any of its subsidiaries or affiliated companies; or (b) used, leased or sold by a licensee of BioNebraska or any of its subsidiaries or affiliated companies.

     5. "Subsidiary" means any corporation, company or association, more than 50 percent of the outstanding shares of stock of which is owned outright or beneficially by some corporation, company or association, or the management or policy of which is directed, directly or indirectly, by some corporation, company or association.

     6. "Affiliated Company" means any company, corporation or firm in which a party has a material financial interest or as to which the parties' relationship is such that, the parties substantially influence its business policies and activities.

     7. "Net Selling Price" means: (a) if a Covered Product or Licensed Product is sold for a specified consideration payable in money to a party other than a Subsidiary or Affiliated Company of or a company of which BioNebraska or a licensee of BioNebraska is a Subsidiary or Affiliated Company, the amount invoiced by the corresponding one of BioNebraska or the licensee of BioNebraska to its customer; and (b) the fair market value in the case of other transactions. To determine the "Net Selling Price" certain deductions shall be made from BioNebraska's list price. These deductions shall consist of all applicable rebates, allowances adjustments, trade and cash discounts, packing, freight, and insurance charges, customs and related charges and all sales, use or similar taxes except if such rebates, allowances, adjustments, trade or cash discounts are the result of BioNebraska's or the licensee of BioNebraska's sale to a party which is a Subsidiary, affiliated or related party of BioNebraska or the licensee and the same are not offered to any customers which are not a subsidiary or an affiliated or related party of BioNebraska.

     8. "Fair Market Value" means the Net Selling Price which BioNebraska or a licensee of BioNebraska hereunder would realize from an unaffiliated buyer in an arm's length sale of the substantially identical covered Products or Licensed Products in the same country, in the same quantity and at the same time as the transaction subject to royalty; provided, however, that it shall not be lower than the complete cost. Complete cost shall consist of all properly allocatable direct costs and indirect expenses necessary or incidental to the sale, manufacture or distribution of such Covered Products or Licensed Products. There shall be no royalties on free samples to unaffiliated parties.

     9. "Finnsugar" means Finnsugar as defined above and also its Affiliated Companies and Subsidiaries including Finnsugar Biochemical, Inc.

     10. "Reimbursable Royalties" means royalties that would be payable to Board except for a provision of this agreement that permits payment of the royalties to Finnsugar as a reimbursement for no more than [CONFIDENTIAL TREATMENT REQUESTED] of the direct costs for the filing, maintenance and prosecution of patent applications Inventions and the funds advanced by Finnsugar pursuant to the Cooperative Agreement, as amended and extended for approved Tasks (until a total of [CONFIDENTIAL TREATMENT REQUESTED] plus the direct patent expenses spent by Finnsugar are recovered by Finnsugar).

     11. "Paid Royalties" are royalties which are to be paid to Board hereunder.

     12. "Accrued Royalties" means the sum of Reimbursable Royalties and Paid Royalties hereunder.

                                 ARTICLE II
                                   GRANTS

     Section 1. Board hereby grants and transfers to Finnsugar and Finnsugar hereby accepts from Board upon terms and conditions herein an exclusive license under University of Nebraska Inventions to manufacture, have manufactured for it, lease, use, vend and sublicense Covered Processes and Covered Products under the terms hereunder. No assignment of these rights and no sublicense of such rights to manufacture shall be granted without prior approval of Board, but such approval shall not be unreasonably withheld. The rights granted in this article to Finnsugar must be assigned and transferred to BioNebraska within three months of the date of this agreement subject to the terms and conditions herein.

     Section 2. The rights granted in this agreement and the obligations incurred do not nor will they apply to any invention developed by Fred W. Wagner, William Lewis, Sheldon M. Schuster or Dwane E. Wylie or owned by Board in the future except as provided elsewhere in this agreement.

     Section 3. The grant of rights under section 1, article II, shall not be transferable or assignable except as provided elsewhere in this agreement.

     Section 4. Finnsugar, BioNebraska and the Board agree to cooperate fully in the filing of any United States or foreign patent applications with respect to the University of Nebraska Inventions, including but not limited to, the execution of any and all documents necessary for the filing and prosecution of said applications. Finnsugar and Board shall agree on which party will file, prosecute and maintain patent applications and patents on University of Nebraska Inventions and the time of such filing, prosecution and maintaining.

     Section 5. Finnsugar and Board each agree to furnish the other with copies of any such applications, prosecution papers and correspondence with the United States Patent and Trademark Office relating to such prosecution which originate with them or are sent to them from an agency.

     Section 6. If agreement is not reached to file a patent application in the United States on any University of Nebraska Invention within six months of the effective date of any statutory bar, Board has the right but not the obligation to file such applications. The party that filed the application shall have the primary responsibility to prosecute and maintain the patent applications or patents in the United States. If that party decides to discontinue such prosecution or maintenance it shall notify the other party and the other party shall have the right but not the obligation to continue such prosecution or maintenance.

     Section 7. Board and Finnsugar shall promptly and mutually determine in which countries it is desirable to file foreign patent applications (other than the United States) corresponding to any University of Nebraska Inventions covered by this agreement and who shall file them. If an agreement is not reached within eleven months after initial filing in the United States Patent and Trademark office of the corresponding United States patent application Board shall have the right but not the obligation to file as outlined above; and if the party handling a foreign application decides to discontinue prosecution of the pending foreign patent application filed under agreement or the maintenance of any foreign patent issuing thereon, that party shall notify the other party of such decision at least sixty days prior to the time deadline for continuing such prosecution or maintenance, as the case may be, and the other party shall have the option to continue such prosecution or maintenance as outlined above with respect to United States applications and patents.

                                ARTICLE III
                                 ROYALTIES

     Section 1. In consideration of the grants set forth herein, BioNebraska agrees, to pay a continuing royalty consisting of:

     (a) Reimbursable Royalties to Finnsugar up to [CONFIDENTIAL TREATMENT REQUESTED] ([CONFIDENTIAL TREATMENT REQUESTED] maximum deductible for patent expenses and [CONFIDENTIAL TREATMENT REQUESTED] reimbursable from research funds as Reimbursable Royalties) at the rate of [CONFIDENTIAL TREATMENT REQUESTED] of the Net Selling price of any Covered Product embodying the University of Nebraska Inventions in the country where the manufacture, commercial use or sale of said product takes place and [CONFIDENTIAL TREATMENT REQUESTED] of all royalties received from sublicensing so that the total of Accrued Royalties is [CONFIDENTIAL TREATMENT REQUESTED];

     (b) Paid Royalties to Board at the percentages of the net selling price of Covered Products and/or fractions of royalties received by BioNebraska from sublicensing specified below:

          (i) after Reimbursable Royalties are paid and until Paid Royalties equal [CONFIDENTIAL TREATMENT REQUESTED], (A) for the first 39 months from the effective date of the agreement whether a patent covering the process or product has been granted or not, [CONFIDENTIAL TREATMENT REQUESTED] of all royalties received from sublicensing and [CONFIDENTIAL TREATMENT REQUESTED] of the net selling price of Covered Products and (B) for the remainder of the time after the 39 months have passed but before the Paid Royalties reach [CONFIDENTIAL TREATMENT REQUESTED], [CONFIDENTIAL TREATMENT REQUESTED] of all royalties received from sublicensing and [CONFIDENTIAL TREATMENT REQUESTED] of the net selling price of Covered Products covered by a granted patent together with [CONFIDENTIAL TREATMENT REQUESTED] of the net selling price of Covered Products not covered by a granted patent for a total period of 60 months from the effective date of the agreement or until aggregate Paid Royalties equal [CONFIDENTIAL TREATMENT REQUESTED] whichever occurs earlier;

          (ii) after Paid Royalties have equaled [CONFIDENTIAL TREATMENT REQUESTED] and until Paid Royalties equal [CONFIDENTIAL TREATMENT REQUESTED], [CONFIDENTIAL TREATMENT REQUESTED] of all royalties received from sublicensing a patent on a Covered Product or Covered Process and [CONFIDENTIAL TREATMENT REQUESTED] of the net selling price of Covered Products but only for those Covered Products covered by a patent;

          (iii) after Paid Royalties have equaled [CONFIDENTIAL TREATMENT REQUESTED] [CONFIDENTIAL TREATMENT REQUESTED] of one percent of Net Selling Price of Covered Products, Covered Processes and Licensed Products on which patents have been granted.

          (iv) In the event Licensee, with Board concurrence, shall decide to withdraw a patent application in any jurisdiction and market the invention without patent protection, the Licensee shall enter into a separate license agreement covering that application.

     Section 2. The date of sale of any products shall be the date of shipment or the date of payment, whichever is latest. A sale shall include any transfer, lease or other demonstration, test, stock or otherwise. However, only one royalty shall be paid on any Covered Product or Covered Process.

     Section 3. BioNebraska shall keep full, true and accurate books of account containing all particulars which may be necessary for the purpose of showing the amount payable to the Board by way of royalties as provided herein. The books of account shall be kept at BioNebraska's principal place of business, and the books or the supporting data therefor shall be available for inspection by the Board or its representatives during BioNebraska's normal business hours during the term of this Agreement, and for three years following the expiration or termination of this Agreement for any reason.
The Board shall give BioNebraska prior written notice of any inspection of books of account and any such inspection shall be for the limited purpose of verifying BioNebraska's royalty statements.

     Section 4. BioNebraska shall, within thirty days of each one year anniversary of the Effective Date deliver to the Board a true and accurate report of all transactions relating to the calculation and payment of royalties pursuant to this Agreement. Such report shall include, INTER ALIA, the period of time covered by the report, a description of all products sold by BioNebraska or its permitted assigns and/or licensees upon which royalties are due and payable, the number and Net Selling Price of all said products, all deductions from royalties, and the computation of any royalties due and payable to the Board by BioNebraska. Simultaneously with the delivery of each report, BioNebraska shall pay to the Board the royalty accrued for the period covered by such report. If no royalties are due, it shall be so reported.

     Section 5. Board, BioNebraska and Finnsugar agree that all rights under this license shall revert back to Board effective one month after notification by Board if neither of the following have occurred:

     (a) Covered Products or Licensed Products are offered for sale by BioNebraska or by a sublicensee of BioNebraska within two years after the date of this agreement or for any two consecutive years thereafter; or

     (b) funds are made available to Board to continue work at facilities of Board within six months of Effective Date at a level of at least [CONFIDENTIAL TREATMENT REQUESTED] semiannually and continue for at least two years.

     Section 6. If at any time during the term of this agreement after the quarterly report occurring after the fourth anniversary date (beginning of fifth year) of the agreement and before the end of the ninth year, the amount of yearly Paid Royalties on a cumulative basis falls below that indicated in the following table after the year to which it applies, Board may upon thirty days written notice convert this license to a non-exclusive license and seek other non-exclusive licensees. In such an event, all other terms of this agreement remain the same:

     Fifth year          [CONFIDENTIAL TREATMENT REQUESTED]
     Sixth year          [CONFIDENTIAL TREATMENT REQUESTED]
     Seventh year        [CONFIDENTIAL TREATMENT REQUESTED]
     Eighth year         [CONFIDENTIAL TREATMENT REQUESTED]
     Ninth year          [CONFIDENTIAL TREATMENT REQUESTED]

     This section 6 of article III shall not apply after such time as the Board has received not less than [CONFIDENTIAL TREATMENT REQUESTED] in Paid Royalties.

     Section 7. BioNebraska shall exercise best efforts to commercialize University of Nebraska Inventions in Nebraska or to locate a licensee that will commercialize the University of Nebraska Inventions in Nebraska.

                                 ARTICLE IV
                            TERM AND TERMINATION

     Section 1. This Agreement shall remain in full force and effect for the longer of ten years or the life of any patent (issued in the United States or elsewhere) which embodies the University of Nebraska Inventions which are the subject of this Agreement.

     Section 2. If Finnsugar or BioNebraska shall become bankrupt or insolvent and/or the business of Finnsugar or BioNebraska shall be placed in the hands of a receiver, assignee or trustee, whether by the voluntary act of BioNebraska or otherwise, this Agreement shall become void effective thirty days following the effective date of such written notice, unless the breach or default is cured prior to the expiration of this thirty-day period. It shall be considered a breach or default to fail to pay money owed to the Board by BioNebraska, or to use the Board's name by BioNebraska or by Finnsugar in a manner that is not approved of by the Board and which may call into question the propriety of any of the Board's actions.

     Section 3. Termination of this Agreement shall not affect the obligations of BioNebraska to pay any royalty or other payments which may be due and unpaid at the date of termination, nor shall it prejudice any other right of the Board under this Agreement. Within sixty days after termination, BioNebraska shall render to the Board a written statement of the kind required in article III hereof respecting the due and unpaid royalties and shall accompany such a statement with a payment to cover the same.

                                 ARTICLE IV
                               MISCELLANEOUS

     Section 1. To the extent the terms of this agreement are inconsistent with any earlier agreements with respect to research funded by Finnsugar and conducted by the Board, the terms of this agreement shall apply.

     Section 2.  Nothing contained in this Agreement shall be construed as:

     (a) a warranty or representation of any party as to the validity or scope of any patent obtained on the University of Nebraska Inventions, except that the parties warrant that they will act in good faith without fraud with respect to the filing and prosecution of any patent applications;

     (b) a warranty or representation that any manufacture, sale, lease or use of any products embodied by the University of Nebraska Inventions will be free from infringement of patents owned by any third party;

     (c) an agreement to bring or prosecute actions or suits against third parties for infringement, the right to bring or prosecute said actions or suits residing solely in BioNebraska or in Board or in Finnsugar; or

     (d) conferring to either party any right to use in advertising, publicity, or otherwise any name, trade name, or trademark, or any contraction, abbreviation or simulation thereof of the other party.

     Section 3. The construction and performance of this agreement shall be governed by the laws of the State of Nebraska.

     Section 4. Any notice, request or statement hereunder shall be deemed to be sufficiently given when sent by electronic transmission followed by registered mail addressed to Finnsugar or to BioNebraska or to the Board at the addresses herein below specified or at such changed address as the addressee shall specify by written notice:

IF TO THE BOARD:

     Patent Administrator
     University of Nebraska
     303 Administration Building
     3835 Holdrege Street
     Lincoln, NE 68583-0743

IF  TO FINNSUGAR:

     Legal Department
     Finnish Sugar Co., Ltd.
     Kyllinkinportti 2
     Helsinki, Finland

IF TO BIO NEBRASKA:

     President
     BioNebraska, Inc.
     P.O. Box 94834
     Lincoln, Nebraska 68509
     with a copy to:

     Secretary
     BioNebraska, Inc.
     c/o Finnsugar Biochemicals, Inc.
     1400 N. Meacham Road
     Schaumburg, Il. 60173-4808

     Section 5. The headings of this Agreement are intended merely to facilitate reference and shall have no bearing upon the interpretation of any terms of this Agreement.

     Section 6. Nothing in this Agreement constitutes permission to use the name of the University of Nebraska or the Board of Regents of the University of Nebraska or the names of the Inventors without the express written permission of the Board, except as expressly authorized in this Agreement.

     Section 7. Neither party shall be liable to the other for any loss, damage or default occasioned by strike, civil disorder, governmental decree or regulation, acts of God or any other force majeure. In the event of the occurrence of such force majeure, the term of this Agreement will be suspended and extended for the duration of such force majeure.

     Section 8. This Agreement may not be modified and limited and none of its terms may be waived except by agreement in writing signed by both parties. The failure of either party to enforce, or the delay by either party in enforcing any of their rights shall not be deemed a continuous waiver or modification of this Agreement.

     Section 9. This agreement is severable. If any term of it is found to be illegal or unenforceable, the contract shall be interpreted as though that term was omitted and the contract shall remain valid to the extent possible. In determining severability, the rights in article II are consideration for the duty to file patent applications, transfer rights from Finnsugar to BioNebraska, and the requirements to pay certain minimum amounts of royalties.

     Section 10. The parties hereto specifically contemplate and agree that within three months of the Effective Date and without any further permission or action required from the parties hereto:

     (1) Finnsugar shall transfer all of its rights under this Agreement including its rights to Inventions to BioNebraska and that henceforth after such transfer BioNebraska shall be substituted for Finnsugar as to such rights and shall exclusively thereafter enjoy all of the rights conferred herein upon Finnsugar; and

     (2) the obligations of Finnsugar to Board created by this agreement except those created by virtue of Finnsugar's ownership of stock in BioNebraska or Finnsugar's control of BioNebraska or the obligation to pay patent expenses under article II, sections 4-7, shall be transferred to BioNebraska and henceforth after such transfer BioNebraska shall be substituted for Finnsugar as to such obligations and shall exclusively thereafter bear all of the obligations to Board conferred herein upon Finnsugar.

THE BOARD OF REGENTS OF             FINNISH SUGAR CO- LTD.
THE UNIVERSITY OF NEBRASKA


By: /s/  W. E. Splinter             By: /s/ Juha Koivurinta  /s/ Juha Kurkinen
    ------------------------------      ----------------------------------------

Name:  W. E. Splinter               Name  Juha Koivurinta        Juha Kurkinen
       ---------------------------        --------------------------------------

Title: Assoc. V. Chancellor - Res.  Title: Director, Corp. Dev.  General Counsel
       ---------------------------         -------------------------------------

Date: 4/20/89                       Date:  4/3/89
      ----------------------------         -------------------------------------

BioNebraska, Inc.


By: /s/  Thomas A. Coolidge
    ------------------------------

Name: Thomas A. Coolidge
      ----------------------------

Title: Chairman of the Board
       ---------------------------

Date:  4/7/89
       ---------------------------